Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
CIB Marine Bancshares, Inc.
Pewaukee, Wisconsin

We consent to the incorporation by reference in Registration Statements No. 333-85173, No. 333-72949, and No. 333-87268 on Form S-8 of CIB Marine Bancshares, Inc. of our report dated March 25, 2010 appearing in this Annual Report on Form 10-K of CIB Marine Bancshares, Inc. for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
March 25, 2010

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CIB Marine Bancshares, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-85173, No. 333-72949 and No. 333-87268) on Form S-8 of CIB Marine Bancshares, Inc. and subsidiaries of our report dated April 15, 2009, with respect to the consolidated balance sheets of CIB Marine Bancshares, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of earnings, stockholders’ equity, cash flows, and comprehensive income for each of the years in the two-year period ended December 31, 2008, and all related financial statement schedules, which report appears in the December 31, 2009 annual report on Form 10-K of CIB Marine Bancshares, Inc. and subsidiaries.

Our report dated April 15, 2009 contains an explanatory paragraph that states that the Company's inability to meet its obligations with regard to the trust preferred securities, in addition to its continued net losses, and in consideration of existing regulatory matters, raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP

Chicago, Illinois
March 25, 2010